TIGER ACQUISITIONS, INC Proforma Consolidated BALANCE SHEET As at DECEMBER 31, 2007 and DECEMBER 31, 2008 Currency : USD

	Dec 31, 2007	Dec 31, 2008
ASSETS
Current assets
Cash and cash equivalents	39,554,612.00	5,302,591.00
Account Receivable, Net	12,775,412.00	11,912,091.00
Due from related parties	274.00	0.00
Other receivable	8,517.00	334.00
Inventories	4,583,924.00	2,798,019.00
Prepaid Expenses	79,163.00	79,286.00
Total current assets	57,001,902.00	20,092,321.00

Non-current assets
Property, plant and equipment	608,563.00	691,630.00
Total non-current assets	608,563.00	691,630.00

Long-term Investment
Invested in Rolling Rhine	0.00	0.00

TOTAL ASSETS	57,610,465.00	20,783,951.00

EQUITY AND LIABILITIES
Current liabilities
Notes payable	1,653,187.00	0.00
Accounts payable and accrued expenses	6,883,437.00	6,715,190.00
Income tax payable	2,405,860.00	1,240,345.00
Dividends payable(Due to prior Shareholders)	34,437,121.00	0.00
Due to related parties	1,300,975.00	163,225.00
Other payables	168,343.00	72,643.00
Total Current liabilities	46,848,923.00	8,191,403.00

Non-Current liabilities
Long-term borrowings		0.00
Total Non-Current liabilities	0.00	0.00
TOTAL LIABILITIES	46,848,923.00	8,191,403.00

Stockholder's equity
Common stock	3,000.00	4,285.00
Additional paid in capital	85,413.66	84,835.66
Statutory reserve	7,617,885.00	7,617,885.00
Other comprehensive income	3,074,177.00	4,884,220.00
Retained earnings	(18,933.66)	1,322.34
Total Stockholder's equity	10,761,542.00	12,592,548.00
TOTAL EQUITY AND LIABILITIES	57,610,465.00	20,783,951.00

TIGER ACQUISITIONS, INC. Proforma Consolidated Income Statement For Years Ended DECEMBER 31, 2007 and DECEMBER 31, 2008 Currency : USD
	Dec 31, 2007	Dec 31, 2008
REVENUES	74,192,198.00	64,772,822.00
COST OF SALES	51,474,032.00	44,779,343.00
Gross profit	22,718,166.00	19,993,479.00
General and administrative expenses	1,457,171.00	2,965,623.00
Income from operations	21,260,995.00	17,027,856.00

Other (Income) Expense
Interest (income)	(216,594.00)	(350,681.00)
Interest expense	101,495.00	240,861.00
Other expense	1,833.00	855.00
Total Other (Income) Expense	(113,266.00)	(108,965.00)
Income before income taxes	21,374,261.00	17,136,821.00
Provision for income taxes	7,054,101.00	4,327,610.00
Net income	14,320,160.00	12,809,211.00
Foreign currency translation adjustment	2,477,540.00	1,810,043.00
Acquisition adjustment	(17,131.66)	305,746.34
Comprehensive income	16,780,568.34	14,925,000.34